                      Mead Executive Life Insurance Plan
                               TABLE OF CONTENTS

                                                                            Page
Definitions....................................................................4

General Provisions.............................................................4

     Owner

     Beneficiary

Premium Provisions.............................................................6

Grace Period...................................................................7

     Reinstatement

Proceeds.......................................................................8

Death Benefit Provisions.......................................................8

Optional Changes In An Insured's Coverage......................................9

Certificate Values............................................................10

Continuation Of Insurance.....................................................12

Surrender Provisions..........................................................12

Certificate Loans.............................................................14

Termination Or Discontinuance.................................................15

Income Settlement Options.....................................................15

Endorsements, If Any

Riders, If Any

                             CERTIFICATE SCHEDULE

GROUP NUMBER:  960000945G
POLICYHOLDER:  CT-0000000004
EMPLOYER:  THE MEAD CORPORATION


CERTIFICATE NUMBER:
INSURED:


CERTIFICATE DATE:
ISSUE AGE OF THE INSURED:
RATING CLASS:

FACE AMOUNT:
MINIMUM FACE AMOUNT:
MINIMUM INCREASE IN FACE AMOUNT:
DEATH BENEFIT OPTION:  OPTION B
ANNUAL PLANNED PERIODIC PREMIUM:

ELIGIBILITY PERIOD:  0 DAYS

LOAN INTEREST RATE PER YEAR, PAYABLE IN ARREARS:
MINIMUM LOAN AMOUNT:

PREMIUM EXPENSE CHARGE:  2.500% OF EACH CERTIFICATE PREMIUM PAID

MAXIMUM ADMINISTRATION EXPENSE CHARGE PER CERTIFICATE: $4.00 PER MONTH

MORTALITY TABLE:
  100% OF THE 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE B, AGE LAST BIRTHDAY

GUARANTEED INTEREST RATE:  4% PER YEAR, MONTHLY EQUIVALENT .00327

COVERAGE IS PROVIDED FROM THE EFFECTIVE DATE OF THE CERTIFICATE TO THE INSUREDS AGE 95 OR THE INSUREDS PRIOR DEATH. WHEN ANY OF THE ADDITIONAL BENEFITS ABOVE CEASE, THE MONTHLY DEDUCTION WILL BE REDUCED BY THE COST OF THAT ADDITIONAL BENEFIT. COVERAGE WILL EXPIRE PRIOR TO THE INSUREDS AGE 95 IF PREMIUMS PAID AND INTEREST CREDITED ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH TIME.

                        CERTIFICATE SCHEDULE CONTINUED

EXCESS INTEREST RATE:

     FOR LOANED PORTIONS OF THE FUND VALUE:

     THE EXCESS INTEREST RATE FOR LOANED PORTIONS OF THE FUND VALUE WILL BE DECLARED BY OUR BOARD OF DIRECTORS AND WILL BE BASED ON OUR ESTIMATES OF FUTURE INVESTMENT EARNINGS. THE RATE WILL BE DECLARED IN ADVANCE AND GUARANTEED FOR A PERIOD OF AT LEAST ONE MONTH. HOWEVER, THE RATE APPLIED WILL NOT BE LESS THAN THE GUARANTEED INTEREST RATE.

     FOR UNLOANED PORTIONS OF THE FUND VALUE:

     THE FOLLOWING RULES APPLY DURING THE FIRST TEN YEARS THAT THE CERTIFICATE IS INFORCE.

          NEW MONEY: THE EXCESS INTEREST RATE PLUS THE GUARANTEED RATE WILL NOT BE LESS THAN THE YIELD ON FIVE-YEAR TREASURY BONDS FOR THE FIRST FULL WEEK OF THE MONTH PRECEDING THE CALENDAR QUARTER FOR WHICH THE NEW MONEY EXCESS INTEREST RATE IS DECLARED. THE RATE SO DECLARED WILL BE APPLICABLE FOR NEW MONEY RECEIVED DURING THIS CALENDAR QUARTER UNTIL THE BEGINNING OF THE CORRESPONDING CALENDAR QUARTER IN THE NEXT CALENDAR YEAR. AT THAT TIME, NEW MONEY BECOMES OLD MONEY. FOR PURPOSES OF THIS RULE, NEW MONEY IS ANY PREMIUM RECEIVED DURING THE CALENDAR QUARTER.

          OLD MONEY: THE EXCESS INTEREST RATE PLUS THE GUARANTEED RATE FOR THE UNLOANED PORTIONS OF THE FUND VALUE WILL NOT BE LESS THAN THE AVERAGE OF THE YIELD ON FIVE-YEAR TREASURY BONDS FOR THE FIRST FULL WEEK OF EACH CALENDAR QUARTER FOR THE TWENTY MOST RECENT CALENDAR QUARTERS, NOT INCLUDING THE QUARTER FOR WHICH THE CURRENT EXCESS INTEREST RATE IS DECLARED, LESS TWO TENTHS OF ONE PERCENT.

          NOT WITHSTANDING THE ABOVE, IF THE AVERAGE YIELD AS DEFINED ABOVE IS LESS THAN 5%, THEN OUR BOARD OF DIRECTORS MAY, AT ITS DISCRETION, CREDIT INTEREST AT THE GUARANTEED RATE ONLY, WITH NO EXCESS INTEREST.

     THE YIELD FOR THE FIVE-YEAR TREASURY BONDS WILL BE THE YIELD AS PUBLISHED IN THE "SALOMON BROTHERS BOND MARKET ROUND-UP". IN THE EVENT THAT THE "SALOMON BROTHERS BOND MARKET ROUND-UP" DISCONTINUES PUBLICATION OF THE YIELD, THEN OUR BOARD OF DIRECTORS MAY SUBSTITUTE ANOTHER REFERENCE SOURCE FOR THE RATE, AT THEIR DISCRETION. IN THE EVENT THAT THE UNITED STATES GOVERNMENT NO LONGER ISSUES FIVE-YEAR TREASURY BONDS, THEN OUR BOARD OF DIRECTORS MAY SUBSTITUTE ANOTHER TYPE OF UNITED STATES GOVERNMENT OBLIGATION, AT THEIR SOLE DISCRETION.

                        CERTIFICATE SCHEDULE CONTINUED

      AFTER THE FIRST TEN YEARS THAT THE CERTIFICATE IS INFORCE, THE EXCESS INTEREST RATE FOR UNLOANED PORTION OF THE FUND VALUE WILL BE DECLARED BY OUR BOARD OF DIRECTORS AND WILL BE BASED ON OUR ESTIMATES OF OUR FUTURE INVESTMENT EARNINGS. THE RATE WILL BE DECLARED IN ADVANCE AND GUARANTEED FOR A PERIOD OF AT LEAST ONE MONTH. HOWEVER, THE RATE APPLIED WILL NOT BE LESS THAN THE GUARANTEED INTEREST RATE.

REDUCED PAID-UP COVERAGE-MORTALITY TABLE AND GUARANTEED INTEREST RATE:
     100% OF THE 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE B. AGE LAST BIRTHDAY
     GUARANTEED INTEREST RATE:  4.0%
     PER YEAR:  MONTHLY EQUIVALENT  .00327

                          TABLE OF SURRENDER CHARGES

           CERTIFICATE                % INITIAL
              YEAR                 SURRENDER CHARGE
                1                        100%
                2                         80%
                3                         60%
                4                         40%
                5                         20%
           Thereafter                      0%

SURRENDER CHARGE:  $3.08 PER $1,000 OF FACE AMOUNT

MINIMUM PARTIAL SURRENDER AMOUNT:  $500

                           AUTHORIZATION INFORMATION
                           (Complete for all cases)

                              COVERAGE ACCEPTANCE

This Application includes any amendments. No agent may change the terms of the Application or of any policy or certificate issued by the Company and no agent may waive any of the Company's rights or requirements.

I understand that the insurance I have selected for myself will begin on the effective date as defined in policy/certificate provided I am actively at work on that effective date. If I am not actively at work on such date, the effective date of my coverage will be delayed until I am again actively at work. I understand that if I am not actively at work, my dependents coverage does not begin until I return to active status. Further, if any member of my family to be insured is not performing normal daily activities on the effective date and/or is confined to a hospital or other medical facility on such date, the individual effective date of coverage will be delayed until the date that individual ceases to be confined to a hospital and/or resumes normal activities.

I understand, under penalties of perjury, that my correct Social Security number is shown and that I am not subject to back up withholding.

I represent that the statements contained in this application are true and complete to the best of my knowledge and belief. I understand that they shall be the basis of and part of the consideration for the certificate applied for.

I have received a Notice of Insurance Information Practices.



Proposed Insured
Signature _____________________________________   Date _________________________


                                  Witness/
Print Name _____________________  Enroller _____________________________________


                      AUTHORIZATION TO RELEASE INFORMATION

I authorize any of the following: licensed physician; health professional; hospital; clinic; other medically related facility; insurance company; reinsuring company; MIB Inc.; consumer reporting agency; or employer that has any record or knowledge of me, or of my health to give to Connecticut Mutual Life Insurance Company, GroupAmerica or its reinsurers all such information. I permit the Company to give to MIB Inc., a brief report of this information. This information will be used to determine eligibility for group life insurance. All medical information may be released. This includes: medical history; mental or physical condition; diagnosis; prognosis; and treatment. This release shall be valid for thirty (30) months from its date.

A copy of this is as valid as the original. I have the right to receive a copy.


Proposed Insured
Signature _____________________________________   Date _________________________


Print Name _____________________

                        CERTIFICATE SCHEDULE CONTINUED

                        TABLE OF DEATH BENEFIT FACTORS
                      PER $1,000 OF INSURED'S FACE AMOUNT


ATTAINED           ATTAINED
  AGE     FACTORS    AGE     FACTORS
   18      7.04      57       2.10
   19      6.83      58       2.04
   20      6.63      59       1.99
   21      6.44      60       1.94
   22      6.25      61       1.89
   23      6.06      62       1.84
   24      5.88      63       1.80
   25      5.69      64       1.75
   26      5.52      65       1.71
   27      5.34      66       1.67
   28      5.17      67       1.64
   29      5.00      68       1.60
   30      4.84      69       1.57
   31      4.68      70       1.53
   32      4.53      71       1.50
   33      4.38      72       1.47
   34      4.24      73       1.44
   35      4.10      74       1.42
   36      3.97      75       1.39
   37      3.84      76       1.37
   38      3.72      77       1.35
   39      3.60      78       1.32
   40      3.48      79       1.30
   41      3.37      80       1.29
   42      3.27      81       1.27
   43      3.17      82       1.25
   44      3.07      83       1.23
   45      2.97      84       1.22
   46      2.88      85       1.20
   47      2.80      86       1.19
   48      2.71      87       1.17
   49      2.63      88       1.16
   50      2.56      89       1.14
   51      2.48      90       1.13
   52      2.41      91       1.11
   53      2.34      92       1.09
   54      2.28      93       1.07
   55      2.21      94       1.04
   56      2.15      95       1.00

                        CERTIFICATE SCHEDULE CONTINUED


         TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES
                      PER $1,000 AMOUNT OF TERM INSURANCE


        ATTAINED                               ATTAINED
           AGE                 RATE               AGE               RATE
           18                  0.138              57                1.005
           19                  0.143              58                1.088
           20                  0.145              59                1.178
           21                  0.145              60                1.280
           22                  0.143              61                1.394
           23                  0.142              62                1.526
           24                  0.139              63                1.675
           25                  0.137              64                1.839
           26                  0.135              65                2.016
           27                  0.134              66                2.203
           28                  0.135              67                2.400
           29                  0.137              68                2.610
           30                  0.139              69                2.842
           31                  0.143              70                3.103
           32                  0.149              71                3.405
           33                  0.156              72                3.753
           34                  0.163              73                4.149
           35                  0.173              74                4.586
           36                  0.185              75                5.055
           37                  0.198              76                5.548
           38                  0.214              77                6.059
           39                  0.233              78                6.594
           40                  0.253              79                7.170
           41                  0.274              80                7.808
           42                  0.298              81                8.527
           43                  0.322              82                9.343
           44                  0.348              83               10.252
           45                  0.377              84               11.235
           46                  0.407              85               12.274
           47                  0.438              86               13.356
           48                  0.473              87               14.478
           49                  0.510              88               15.640
           50                  0.553              89               16.852
           51                  0.600              90               18.132
           52                  0.653              91               19.516
           53                  0.714              92               21.058
           54                  0.781              93               22.898
           55                  0.852              94               25.343
           56                  0.927

                        CERTIFICATE SCHEDULE CONTINUED

For amounts which were fully underwritten, the risk factors below apply to the attained age rate table.


Class of Risk     Risk Factor                   Class of Risk     Risk Factor                  Class of Risk     Risk Factor
-------------     -----------                   -------------     -----------                  -------------     -----------
Standard             1.00                       Class F              2.50                      Class L              4.00
Class A              1.25                       Class G              2.75                      Class M              4.25
Class B              1.50                       Class H              3.00                      Class N              4.50
Class C              1.75                       Class I              3.25                      Class 0              4.75
Class D              2.00                       Class J              3.50                      Class P              5.00
Class E              2.25                       Class K              3.75

For guaranteed Issue, the guaranteed monthly cost of insurance rate is 100% of the above attained age rate table. For simplified acceptance, the guaranteed monthly cost of insurance rate is 100% of the above attained age rate table unless a greater class of risk factor is applicable.

DEFINITIONS

WE, OUR, US, COMPANY - Connecticut Mutual Life Insurance Company.

YOU OR YOUR - the Owner shown in the Certificate Schedule.

HOME OFFICE - Our office at 140 Garden Street, Hartford, Connecticut 06154.

AGE- age last birthday.

ATTAINED AGE - the Issue Age of an Insured shown on the Certificate Schedule increased by the number Certificate Years lapsed.

CERTIFICATE YEAR, CERTIFICATE ANNIVERSARY, CERTIFICATE MONTH - The Certificate Date is the date coverage begins for an Insured. Certificate months, years and anniversaries are computed from the Certificate Date.

MONTHLY ANNIVERSARY DAY - the same day of each calendar month as the Certificate Date.

INSURED means the insured shown in the Certificate Schedule.

AGE 95 means the Certificate Anniversary on or next following the Insured's 95th birthday.

DEBT means any outstanding Loan, plus any Loan Interest due or accrued.

WRITTEN REQUEST - a request in writing in a form satisfactory to us and received at our Home Office, 140 Garden Street, Hartford, Connecticut 06154.

GENERAL PROVISIONS

Certificate
This Certificate contains a summary of the terms of the Policy. Any changes or amendments to the Policy which affect the coverage under this Certificate will be described in an endorsement to this Certificate or a revised Certificate furnished to you. This Certificate supersedes and replaces any previously issued Certificate.

 . All statements made by the Policyholder or by an Owner or an Insured will be deemed representations and not warranties. No statement made by any Insured will be used in any contest of coverage under the Policy unless a copy of the instrument containing such statement has been furnished to the Insured, if living, otherwise to the Beneficiary of the coverage being contested.

 . No change in any Certificate will be valid unless it is submitted in writing and until it is approved by one of our officers.

 . No agent may change or waive any provision of the Policy or this Certificate issued under the Policy.

 . We may modify the terms and conditions of the Policy or this Certificate to conform to any new law or regulation affecting the Policy.

Owner
The Owner has the exclusive right to exercise all rights and privileges and to receive all benefits under the Certificate during the lifetime of the Insured.

If no Owner designated under this Certificate is living and the Policy does not provide otherwise, the Owner will be the successor in interest to said Owner.

 . If the Owner is an entity (other than a natural person) which ceases to exist, the Owner will be the successor in interest to said Owner.

Beneficiary
The Beneficiary is the Beneficiary shown in the Certificate Schedule unless later changed.

 .  If no beneficiary survives an Insured, the Beneficiary will be the estate of the Insured, unless the Certificate states otherwise.
 .  The interest of any Beneficiary will be subject to:
   (1) any assignment of this Certificate which is binding on us; and
   (2) any optional settlement agreement in effect at an Insured's death.

Change of Owner or Beneficiary
 .  While the Insured is alive you can change the Owner or the Beneficiary. Any request for a change must be in writing to us.
 . The change will take effect on the date the request is signed whether or not the Insured is living when we receive the request at our Home Office. However, the change will be subject to any payment made or actions taken by us before receiving the request.

Misstatement of Age
If the age of the Insured has been misstated, we will adjust the amount of any Death Benefit payable. The Death Benefit will be the benefit that would be purchased by the most recent mortality charge at the Insured's correct age.

Incontestability
We cannot contest an Insured's coverage after it has been in force during the lifetime of the Insured for a period of two years from the Certificate Date.

We cannot contest any optional increase in an Insured's coverage after the increase has been in force during the Insured's lifetime for two years after the Effective Date of the increase. After this Certificate has been in force for two years, any contest of an increase will be based solely on the application for such increase.

Suicide
If an Insured dies by suicide, whether sane or insane, within one year from the Certificate Date, the proceeds we will pay will be limited to the premiums paid less any Debt and less any Partial Surrenders.

If an Insured dies by suicide, whether sane or insane, within one year from the Effective Date of any optional increase in Face Amount, the amount we will pay with respect to such increase will be limited to its cost.

Assignment
You may assign this Certificate. Written notice of the terms of transfer or a copy of any assignment must be filed at our Home Office. Until we receive such notice we will not be required to take notice of or be responsible for any transfer of interest in this Certificate by an assignment, agreement or otherwise.

 .  We will not be responsible for the validity of any assignment.
 . Any assignment made after the Insured's death will be valid only with our consent.

Periodic Report
At least once a year we will furnish you a report which includes:

(1) the current status of this Certificate;
(2) all transactions in connection with this Certificate since the last report; and
(3) any other information required by the state in which this Certificate was delivered.

Illustration of Benefits and Values
Upon written request we will send you an illustration of future benefits and values illustrated on both a guaranteed and current basis. The illustration may also be based upon such assumptions as you may specify. We may limit the number of such illustrations in any Certificate Year. We reserve the right to charge a fee not to exceed $10.00 for each illustration.

Claims of Creditors
To the extent allowed by law, the amount held and the payments made by us shall not be subject to the claims of any Insured's, Owner's or Beneficiary's creditors.

PREMIUM PROVISIONS

Payment of Premiums
The initial premium for the Insured's coverage under the Group Policy must be paid before the Certificate Date. Such premium is payable in advance at our Home Office. The Policyholder may request a receipt signed by our President or Secretary and countersigned by our authorized agent.

Certificate Planned Periodic Premiums
The Insured's planned periodic premium amount and frequency are shown on the Certificate Schedule. Changes in frequency and increases or decreases in amount of Planned Periodic Premium payments may be made by you. We reserve the right to limit any increase in Planned Periodic Premiums as described in the Certificate Premium Limits provision.

Certificate Unscheduled Premiums
Any premium we receive under this Certificate in an amount different from the Planned Periodic Premium will be considered an unscheduled premium. Unscheduled premium payments can be made at any time while this Certificate is In Force. They will be credited to the Certificate Fund Value on the date we receive them, subject to the limits described below.

Certificate Premium Limits
We may refuse to accept any Certificate Premium payment in any Certificate Year which:
(1) would result in an increase in an Insured's Death Benefit by more than it would increase the Fund Value as a result of the application of the Death Benefit Factors, unless we receive evidence satisfactory to us of the Insured's insurability; or

(2) would prevent the coverage under the Certificate from continuing to qualify as life insurance under the Internal Revenue Code of 1954, as amended.

If any premiums in excess of the limits described above are accepted, we may return them to you as soon as we determine that they are in violation of any of these limits.

GRACE PERIOD

Grace Period for Payment of Certificate Premiums
If on any Certificate Monthly Anniversary Day, the Fund Value less any Debt, is not enough to cover the Monthly Deduction for the following month, a grace period of 61 days will be allowed for payment of any balance needed for the Monthly Deduction. If the balance needed is not paid within the grace period, the coverage under this Certificate will end without value at the end of the grace period. Notice of the required premium will be mailed to you and to any Assignee of record at your last known address(es) at least 30 days before the end of the grace period. If the Insured should die during the Grace Period, the death proceeds will be reduced by the required premium.

Reinstatement
If this Certificate terminates other than by maturity, or death of the Insured, you may reinstate it within 5 years after the date of termination. We require the following:

(1)  a written application for reinstatement;
(2)  evidence of the Insured's insurability satisfactory to us;
(3)  payment of the amount that remained unpaid at the end of the grace period;
(4) a premium large enough to pay Monthly Deductions for at least three months from the date of reinstatement.

The Certificate date of reinstatement will be the Certificate Monthly Anniversary on or next following our approval. If the Insured's coverage before the end of the grace period includes benefits provided by rider, such benefits will be reinstated subject to the terms of the rider.

The Fund Value on the date of reinstatement will be the amount provided by the Net Certificate Premium paid on reinstatement less the monthly deduction for the first certificate month following reinstatement. The Surrender Charge for the reinstated Policy will be based on the number of years the Insured's coverage was in force before the reinstatement. The time the coverage was not in force will not be counted.

DIVIDENDS
Each year, we will ascertain the surplus, if any, to be allotted on the Policy as a dividend. It will be allotted as of the end of each Policy Year. If this Policy ends, any surplus to be allotted as a final dividend may be reduced to provide for a terminal claim reserve. The dividend and terminal claim reserve will be in accordance with our rules then in effect.

The Certificate Owner may elect to have any surplus allotted on the Policy:
(1)  to be paid in cash to the Certificate Owner; or
(2)  to be used to pay any premium for coverage under the Policy; or
(3) to be converted into a participating paid-up addition to the face amount of the Certificate.

The Certificate Owner may, at any time, surrender to us for cash any such dividends outstanding. The cash amount will be equal to the reserve of the paid-up additions.

Any dividends paid under the Policy will be used for the sole benefit of the Insureds.

GUL-2C-89                                                                 Page 7
                                                                      (d2c891rs)

We do not expect to pay dividends on the Policy.

PROCEEDS

General
Proceeds means the amount payable on the Maturity Date, upon Surrender or at the death of the Insured prior to the Maturity Date.

 .  If the Insured is alive on the Certificate Maturity Date, the proceeds will be the Fund Value on that date, less any Debt.
 .  If the Certificate is surrendered before the Certificate Maturity Date, the proceeds will be the Surrender Value.
 . The proceeds on the death of an Insured will be the Death Benefit, plus any insurance provided by an additional benefit rider on the life of the Insured, less any Debt. The Death Benefit is described in the Death Benefit provision.
 . Proceeds may be subject to adjustment as provided in the Misstatement of Age, Suicide and Grace Period provisions.

Settlement
 .  All amounts payable by us are payable only at our Home Office.
 .  Unless an optional settlement agreement is elected, proceeds will be paid in a single sum.
 .  We may require the return of the Certificate before paying proceeds.

Interest on Death Proceeds
We will pay interest on death proceeds paid in a single sum from the Insured's date of death to the date of payment. The rate of interest will not be less than the current rate credited on death proceeds left on deposit with us under the regular interest option or the rate required by law, but in no case less than 3% a year.

DEATH BENEFIT PROVISIONS

Death Benefit
The Death Benefit will depend on the Death Benefit option in effect on the date of the Insured's death.

Option A.
The Death Benefit is the Face Amount on the date of death, or, if greater, the Fund Value on the date of death multiplied by the Death Benefit Factor for the Insured's Attained Age at death.

Option B.
The Death Benefit is the Face Amount plus the Fund Value on the date of death, or, if greater, the Fund Value on the date of death multiplied by Death Benefit factor for the Insured's Attained Age at death.

 .  The Death Benefit Factors are listed in the Certificate Schedule.
 .  The Death Benefit Option in effect is shown in Insured's Certificate
   Schedule.

Face Amount
The Initial Face Amount and the Minimum Face Amount are shown in the Certificate Schedule. You may request a change in the Face Amount as described in the Optional Changes in Face Amount provision.

OPTIONAL CHANGES IN COVERAGE

Optional Changes in Face Amount
The existing Face Amount may be increased or decreased by written request from you. Any change will be effective on the Certificate Monthly Anniversary Day on or next following the date we approve the request, unless you request a later date. No change in the Face Amount is allowed in the first Certificate Year. We will issue an endorsement to this Certificate to reflect any change.

 .  Decreases
   Any decrease in Face Amount is subject to the following conditions.

   (1) no decrease is permitted until the first Certificate Anniversary;
   (2) the Face Amount in effect after a decrease may never be less than the Minimum Face Amount.
   (3) any decrease will reduce the Face Amount in the following order:
       (a) against any increases beginning with the most recent; and then
       (b) against the Initial Face Amount.

 .  Increases
   Any increase in Face Amount is subject to the following conditions:

   (1) submission of an application for an increase and satisfactory evidence of insurability of the Insured.
   (2) if the Fund Value, less any Debt, is not sufficient to continue the coverage in force for three months at guaranteed rates of mortality and interest, a premium sufficient to increase the Fund Value to such amount is required.
   (3) the minimum amount of any increase in Face Amount is shown in the Certificate Schedule.

 . Increases are not available if the Certificate Monthly Deduction is being waived under the terms of a waiver rider.

Changing to Reduced Paid-Up Coverage
Prior to the Certificate Maturity Date, you may elect that the Insured's coverage under the Group Policy be changed to a reduced paid-up status. The following conditions will apply:

 .  The election must be made by a written request.
 . If Death Benefit Option B is in effect on the date of request, it will be changed to Death Benefit Option A immediately prior to the Effective Date of the paid-up coverage and the Face Amount after such change shall be equal to the Face Amount prior to such change plus the Fund Value on the date of change.
 .  The Cash Value will be applied as a net single premium at the Insured's
   Attained Age to determine a paid-up Face Amount.
 . The maximum amount of Cash Value that may be applied without evidence of insurability is the amount needed to provide a paid-up Face Amount not greater than the Death Benefit immediately prior to the Effective Date of the paid-up coverage. If the entire Cash Value is not applied to purchase the paid-up Face Amount, any excess Surrender Value will be refunded to the Insured.
 . The Cash Value must be an amount that will provide a paid-up Face Amount of not less than the Minimum Face Amount shown on the Certificate Schedule.

The election will go into effect on the Certificate Monthly Anniversary Date on or next following the date we receive your election request.

 .  Once the election for reduced paid-up coverage goes into effect:
   (1) we will not accept any further Certificate Premiums for the Insured's coverage;
   (2) no further optional changes in the Insured's coverage may be made;
   (3) any Debt which existed on the date the coverage was changed to a reduced paid-up status will be continued under the paid-up coverage and any loan interest will be due and payable as described in the Certificate Loans provision; and
   (4) any additional benefits provided by rider will terminate.
   (5) This Certificate may be reinstated as described in the Reinstatement provision.

 . We will issue an endorsement to the Certificate to reflect the election of the paid-up option.

 . The endorsement will show the new paid-up Face Amount and the guaranteed cash value at age 95.

 . If the entire Surrender Value is not applied to purchase the paid-up insurance, the excess Surrender Value will be refunded to you.

 . The guaranteed net single premium rates will be based on the attained age and rating class of the Insured and the mortality table and guaranteed interest rate for the Reduced Paid-Up Coverage as shown in the Certificate Schedule.
   We may use a lower net single premium rate at our discretion.

 . The paid-up coverage may be surrendered for its cash value less any debt at any time. The cash value of the paid-up coverage will equal the present value of future guaranteed benefits based on the mortality table and interest rate that are shown in the certificate schedule determined on the date of the change. If the paid-up coverage is surrendered within 30 days after a Certificate Anniversary, the cash value will not be less than the value on such anniversary.

 .  The paid-up coverage will be eligible for dividends.

CERTIFICATE VALUES

Fund Value
The Fund Value on the Certificate Date is the Initial Certificate Net Premium paid less the Monthly Deduction for the first Certificate Month.

On any Certificate Monthly Anniversary Day, the Fund Value of an Insured's coverage will be equal to:

(1) the Fund Value on the prior Monthly Anniversary Day; plus
(2) one month's interest on item (1); plus
(3) the sum of net certificate premiums received at our Home Office since the prior Monthly Anniversary Day; plus
(4) interest on item (3) from the date of receipt to the Certificate Monthly Anniversary Day; less
(5) any Partial Surrenders plus Surrender Charge made on the Monthly Anniversary Day; less
(6) the Monthly Deduction due on the Certificate Monthly Anniversary Day.

On any other day the Fund Value will be calculated in a consistent manner.

Net Certificate Premium
The net certificate premium is the premium paid less the Premium Expense Charge shown in the Certificate Schedule.

Monthly Deduction
The Monthly Deduction due on any Monthly Anniversary Day is:

(1) the Cost of Insurance for the following month; plus
(2) the cost of any additional benefits provided by rider for the following month; plus
(3) the Administration Expense Charge shown in the Certificate Schedule.

Fund Value Interest Rate Calculations
 .   On each Certificate Monthly Anniversary Day we will credit interest separately to the portion of the Fund Value equal to any existing Debt and to the balance of the Fund Value.

 .   The Guaranteed Interest Rate is shown on the Certificate Schedule.

Excess Interest Rate
 .   An interest rate in excess of the Guaranteed Interest Rate may be applied in the calculation of the Fund Value. Descriptions of how the excess interest rate for the Loaned and Unloaned portions of the Fund Value are shown on the Certificate Schedule.

 .   In no event will the interest rate credited to the Fund Value be less than the Guaranteed Interest Rate shown on the Certificate Schedule.

 .   All interest rates stated are effective annual rates. They will be applied to properly reflect the date of receipt of any Certificate Planned Periodic Premiums and any changes in Debt during a Certificate Month.

Cost of Insurance
The Cost of Insurance for an Insured is determined on a monthly basis on each Certificate Monthly Anniversary Day. The Cost of Insurance is determined separately for each of the following, in the order shown:

(1)  the Initial Face Amount as follows:
     (a) that part which is on a guaranteed issue basis; next
     (b) that part which is on a simplified issue basis; next
     (c) that part which is fully underwritten;

(2) each increase in Face Amount, successively, in the order in which it took effect; and

(3) any portion of the Insured's Death Benefit which is a result of the Death Benefit being equal to the Fund Value multiplied by the Death Benefit Factor.

The Cost of Insurance for each of (1), (2) and (3) above is calculated by multiplying its Cost of Insurance Rate by its Amount at Risk.

The "Amount at Risk" at the beginning of the Certificate Month is the difference between:
(a) the Insured's Death Benefit that would have been payable in the event of the Insured's death on that day divided by one plus the Guaranteed Monthly Equivalent Interest Rate; and

(b) the Fund Value at the beginning of the Certificate Month, decreased by the monthly deduction for any additional benefit riders.

The Fund Value for the Insured's coverage as described in (b) is applied in the order shown above in (1), (2) and (3) to determine the Amount at Risk for each. If the Fund Value when so applied equals or exceeds the Initial Face Amount there is no Amount at Risk for that Initial Face Amount and no Cost of Insurance for it. If the Fund Value when so applied equals or exceeds the Initial Face Amount plus an increase in Face Amount, there is no Amount at Risk for that increase and no cost of Insurance for it.

Cost of Insurance Rate
The monthly Cost of Insurance Rate is based on the Insured's attained age and rating class. The rating class for the Insured's Initial Face Amount is the Insured's rating class on the Certificate Date as shown in the Certificate Schedule. The Insured's rating class for optional increases in Face Amount is the Insured's rating class on the Effective Date of the Increase in Face Amount. The rating class with the most recent Effective Date will apply to any portion of the Death Benefit which is a result of the Death Benefit being equal to the Fund Value on the date of death multiplied by the Death Benefit Factor.

Monthly Cost of Insurance Rates will be determined by us based on our expectations as to future mortality, interest, expenses, and persistency. We can change the rates from time to time, but they will never be more than the Monthly Guaranteed Cost of Insurance Rates shown on the Certificate Schedule. Any change in rates, and the way in which they are determined, will be made on a uniform basis for Insureds of the same age and rating class. We will file any such changes with the insurance supervisory official of the state in which the Certificate is delivered.

Cash Value
The Cash Value is the Fund Value less any Surrender Charge.

CONTINUATION OF INSURANCE
If Certificate premium payments are not continued, the coverage under this Certificate will be continued as long as the Fund Value less any Debt is sufficient to cover any Monthly Deductions. The coverage will not be continued beyond the Certificate Maturity Date. If the Insured is living on the Certificate Maturity Date, the Fund Value, if any, less any Debt will be paid to you.

The planned periodic premium may not provide coverage to the Certificate Maturity Date even if the planned periodic premium is paid as scheduled. The period for which coverage under the Certificate will continue will be effected by the following:

(a)  the amount, timing and frequency of premium payments;
(b)  change in the Face Amount and Death Benefit Options;
(c)  change in interest credits and Monthly Deduction charges;
(d)  deductions for additional riders; and
(e)  any Partial Surrenders or loans.

SURRENDER PROVISIONS

Surrender Value
The Insured's coverage may be surrendered by you for its Surrender Value at any time while the Insured is living and before the Maturity Date.

The Surrender Value is the Cash Value less any Debt.

We may postpone payment for up to 6 months after we receive your request unless the surrender is to pay premiums to us. We will not defer a payment for more than 6 months after we receive your written request. If we defer a payment for 10 working days or more, we will pay interest at a rate not less than 3% a year for the period the payment is deferred.

Surrender Charge
The Surrender Charge is a charge made against the Fund Value in the event of Total or Partial Surrender. The amounts and durations of the Surrender Charges are shown in the Table of Surrender Charges shown in the Certificate Schedule.

The Surrender Charges applicable to the Initial Face Amount are the charges shown in the Table of Surrender Charges.

For any requested increase in the Face Amount that is approved, Surrender Charges will apply to the amount of the increase. Such charges will be the charges shown in the Table of Surrender Charges effective on the date the requested increase is approved and for the duration shown in the Table of Surrender Charges.

For a Partial Surrender a Surrender Charge will be made against the amount of the Fund Value that is surrendered. This Surrender Charge will be applied if the amount of the Partial Surrender is greater than 25% of the Fund Value in any certificate year. This charge will be in proportion to the charge for the total Surrender Value. The proportion will be computed as the amount of Surrender Value that is surrendered divided by the total Surrender Value. When a partial Surrender is made, future Surrender Charges will be reduced in the same proportion.

Any requested decrease in the Face Amount will not reduce the applicable Surrender Charges.

Surrender
 .  You may surrender this Certificate by:
   (1) filing a written request in a form acceptable to us; and
   (2) returning the Certificate to our Home Office.

 . The date of surrender will be the Certificate Monthly Anniversary on or next following our receipt of the request.

 .  The surrender proceeds equal the Surrender Value on the date of surrender.
   However, the surrender proceeds within 30 days after a Certificate Anniversary will not be less than:
   (1) the surrender proceeds on that Certificate Anniversary; plus
   (2) any unscheduled premiums received since that Anniversary but not yet credited; less
   (3) any increase in Debt or any partial surrender since that Anniversary.

 .  This Certificate of Insurance will terminate as of the date of surrender.

Partial Surrender
You may make a Partial Surrender of the Surrender Value by written request. The date of the Partial Surrender will be the Monthly Anniversary Day on or next following our receipt of the request.

 .  Partial Surrenders are subject to the following conditions:
   (1) Partial Surrenders are not allowed before the first Certificate Anniversary.
   (2) The amount of any Partial Surrender must be at least the Minimum Partial Surrender amount shown in the Certificate Schedule.

   (3) A Partial Surrender may not result in a remaining Cash Value equal to less than twelve Monthly Deductions.

 . The amount of a Partial Surrender, plus the Surrender Charge, will be deducted from the Fund Value. This will result in a reduction of the Cash Value and Death Benefit.

If Death Benefit Option A is in effect on the Monthly Anniversary Day on which a Partial Surrender is made, the Face Amount will be reduced by the amount of the Partial Surrender. The reduction will apply first against any increases beginning with the most recent and then against the Initial Face Amount.

Partial withdrawals are not allowed if the resulting decrease in the specified amount goes below the minimum shown in the following schedule.

Basis of Values
Minimum Cash Values are based on the mortality table and Guaranteed Interest Rate shown in the Certificate Schedule.

The Cash Values are not less than the minimum values required by the law in the state in which this Certificate is delivered. Where required, the method of determining Cash Values has been filed with the insurance supervisory official of the state in which this Certificate is delivered.

CERTIFICATE LOANS

General
On or after the first Certificate Anniversary, while the Certificate is in force, you may, by written request, borrow against it. We will lend any sum up to the Certificate's Maximum Loan Value, less existing Debt. This Certificate will be the sole security for the loan.

Maximum Loan Value
The Maximum Loan Value on any date is the Cash Value on such date less three Monthly Deductions.

Interest Rate
A loan bears interest at the Loan Interest Rate shown on the Certificate
Schedule.

Interest accrues daily from the date of the loan and is due at the end of each Certificate Year. If the interest is not paid when it is due, it will be added to the loan and will bear interest at the same loan rate.

Minimum Loan Amount
The Minimum Loan Amount as shown on the Certificate Schedule.

Repayment
You may repay all or part of a Certificate Loan at any time while the Insured is alive and the insurance is in force. Every payment to us will be considered a premium payment unless clearly marked for Debt repayment.

Termination
This Certificate will terminate if Debt equals or exceeds the Cash Value unless an additional premium or loan repayment is made. The due date for such payment will be the 61st day after the date when Debt first equals or exceeds the Cash Value. We will mail 30 days notice of pending termination to your last known address and the last known address(es) of any assignee of record. The notice will indicate the loan repayment or premium required to keep this Certificate in force. Unless we receive such amount by the 62nd day, the Certificate will terminate without value on that date.

We may postpone payment for up to 6 months after we receive your request unless the loan is to pay premiums to us. We will not defer a payment for more than 6 months after we receive your written request.

TERMINATION OR DISCONTINUANCE

Termination of the Policy
The Policy will terminate without the right of reinstatement on the date the coverage ends for the last remaining Insured under the Policy.

Continuation of Insured's Coverage After Discontinuance
If the Group Policy is discontinued, any insurance then in effect will remain in force under the Policy, provided it is not cancelled or surrendered by the Owner. The continuance of the coverage is subject to the Continuation of Insurance provision of this Certificate. All insurance that is continued will be automatically changed from deduction from wages to a direct billing status. Certificate Premiums will then be payable directly to us.

Individual Termination
The Insured's coverage under the Policy will terminate when one of the following occur:

(1) the Insured dies;
(2) the Insured's coverage matures;
(3) the date the Insured's coverage ends without value;
(4) the date the Insured's coverage is surrendered for its Surrender Value; or
(5) the date the Group Policy terminates or is discontinued, except as provided in the Continuance of Insured's Coverage After Discontinuance provision.

If, for any reason, contributions for coverage are no longer being deducted from wages, the status of the insurance under this Certificate will change from deduction of contributions to direct billing.

INCOME SETTLEMENT OPTIONS

If elected, we will pay proceeds under the terms of an optional settlement agreement, rather than in a single sum. You may elect such an agreement before proceeds become payable. If proceeds are at least $10,000, the payee may elect such an agreement if none is in effect. The following options are available.

Option 1. Installments for a Special Period. Equal payments for a stated number of years, not more than 30. The amount is shown in the Option 1 Table.

Option 2. Life Income. Equal monthly payments while the payee is alive, as shown in the Option 2 Table. Payments with or without installments certain may be elected.

Option 3. Interest. Interest payments while the payee is alive or for a shorter period. Interest will be paid at an effective rate of 3% per year. Payments are increased by any additional interest earnings we may apportion. For each $1,000 of proceeds, interest payments equal $30 annually, $14.89 semi-annually, $7.42 quarterly and $2.47 monthly.

Option 4. Installments of Specified Amount. Equal annual, semi-annual, quarterly or monthly payments for a stated amount. Payments will be made until the proceeds and interest are all paid out. The total yearly amount paid must be at least 6% of the original proceeds. Any unpaid balance left with us will be increased by interest at 3% a year. We will also add any additional interest earnings we may apportion.

Option 5. Life Income With Installment Refund. Equal monthly payments as shown in the Option 5 Table. Payments will be made until the total amount paid equals the proceeds and as long thereafter as the payee lives.

Option 6. Joint Life Income for the Payee and One Other Person With Two-Thirds to Survivor. (One Hundred and Twenty Months Certain). Based on the Option 6 Table, we will pay a joint monthly income to the payee and one other person designated at exercise of this option. We will pay the income for 120 months certain, and as long afterwards as both payees are living. After the death of either payee, and following payment of any remaining income certain, monthly payments equal to two-thirds of monthly income will be continued to the surviving payee for life. The Alternate Life Income and Payment Provisions paragraphs apply to this option.

Alternate Life Income
If Option 2, 5 or 6 is elected, the payee may elect to receive an alternate life income. This is instead of receiving income based upon the rates shown in the following tables. The election must be made at the time the income is to begin.

 . The alternate life income will be more than the monthly income provided by a new single premium immediate annuity (first payment immediate), based upon our published rate then in use.


Payment Provisions

 . If an optional settlement agreement becomes effective, we will issue a supplementary contract in exchange for this Certificate and agreement. The contract will show the rights and benefits provided by the agreement.

 . We may change the payment basis to quarterly, semi-annual, or annual if any payment is less than $50.

 .  Payments under Option 2, 5 and 6 will be subject to proof of the payees' age.

 . The first installment under Options 1, 2, 4, 5 and 6 is due as of the date the proceeds become payable.

 . Installments certain under Options 1, 2, 5 and 6 are computed at 3% interest compounded annually. This does not apply when alternate life income is selected.

Installments certain, after the first, will be increased by any additional interest earnings we may apportion. If the alternate life income is elected, we will not increase payments certain by additional interest earnings.

              --------------------------------------------------
                             INSTALLMENTS CERTAIN
                          FOR EACH $1000 OF PROCEEDS
              --------------------------------------------------
                                   OPTION 1
              --------------------------------------------------
               Number             Annual               Monthly
              of Years          Installment          Installment
              --------------------------------------------------
                  1              $1000.00              $84.47
                  2                507.39               42.86
                  3                343.23               28.99
                  4                261.19               22.06
                  5                212.00               17.91
                  6                179.22               15.14
                  7                155.83               13.16
                  8                138.31               11.68
                  9                124.69               10.53
                 10                113.82                9.61
                 11                104.93                8.86
                 12                 97.54                8.24
                 13                 91.29                7.71
                 14                 85.95                7.26
                 15                 81.33                6.87
                 16                 77.29                6.53
                 17                 73.74                6.23
                 18                 70.59                5.96
                 19                 67.78                5.73
                 20                 65.25                5.51
                 21                 62.98                5.32
                 22                 60.92                5.15
                 23                 59.04                4.99
                 24                 57.33                4.84
                 25                 55.76                4.71
                 26                 54.31                4.59
                 27                 52.97                4.47
                 28                 51.74                4.37
                 29                 50.60                4.27
                 30                 49.53                4.18

              --------------------------------------------------
              Semiannual installments are 50.37% of the annual installments. Quarterly installments are 25.28% of the annual installments.
              --------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                        MONTHLY LIFE INCOME PER $1,000 OF PROCEEDS
-------------------------------------------------------------------------------------------------------------------------
                       OPTION 2                 OPTION 5                              OPTION 2                 OPTION 5
             ---------------------------------------------                  ---------------------------------------------
  PAYEE                         Number of                        PAYEE                         Number of
   Age          Without          Monthly           With           Age          Without          Monthly           With
 Nearest     Installments     Installments     Installment      Nearest     Installments     Installments     Installment
Birthday        Certain        Certain 120        Refund       Birthday        Certain        Certain 120        Refund
-------------------------------------------------------------------------------------------------------------------------
   20            $3.00           $2.99            $2.98           55            $4.49           $4.44            $4.27
   21             3.01            3.01             2.99           56             4.58            4.52             4.34
   22             3.03            3.03             3.01           57             4.68            4.61             4.42
   23             3.05            3.05             3.03           58             4.79            4.71             4.50
   24             3.07            3.07             3.05           59             4.90            4.81             4.58

   25             3.09            3.09             3.07           60             5.01            4.91             4.67
   26             3.12            3.11             3.09           61             5.14            5.02             4.76
   27             3.14            3.14             3.11           62             5.27            5.14             4.86
   28             3.16            3.16             3.14           63             5.42            5.26             4.96
   29             3.19            3.18             3.16           64             5.57            5.39             5.07

   30             3.21            3.21             3.18           65             5.74            5.53             5.19
   31             3.24            3.24             3.21           66             5.91            5.67             5.31
   32             3.27            3.27             3.23           67             6.10            5.81             5.43
   33             3.30            3.30             3.26           68             6.30            5.96             5.56
   34             3.33            3.33             3.29           69             6.51            6.12             5.70

   35             3.37            3.36             3.32           70             6.74            6.28             5.85
   36             3.40            3.39             3.35           71             6.98            6.44             6.00
   37             3.44            3.43             3.38           72             7.24            6.61             6.16
   38             3.47            3.47             3.42           73             7.51            6.79             6.33
   39             3.51            3.51             3.45           74             7.81            6.96             6.51

   40             3.56            3.55             3.49           75             8.12            7.14             6.70
   41             3.60            3.59             3.53           76             8.46            7.31             6.90
   42             3.65            3.63             3.56           77             8.82            7.49             7.10
   43             3.69            3.68             3.61           78             9.21            7.67             7.32
   44             3.74            3.73             3.65           79             9.62            7.84             7.58

   45             3.80            3.78             3.69           80            10.07            8.01             7.80
   46             3.85            3.83             3.74           81            10.54            8.17             8.05
   47             3.91            3.89             3.79           82            11.05            8.33             8.32
   48             3.97            3.94             3.84           83            11.59            8.48             8.60
   49             4.03            4.01             3.89           84            12.16            8.62             8.90

   50             4.10            4.07             3.95           85            12.78            8.75             9.22
   51             4.17            4.14             4.01        and over
   52             4.25            4.21             4.07
   53             4.32            4.28             4.13
   54             4.41            4.36             4.20
-------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------
             MONTHLY INCOME FOR EACH $1,000 OF PROCEEDS - OPTION 6
--------------------------------------------------------------------------------------
FIRST
PAYEE                    SECOND PAYEE - Age Nearest Birthday

Age      -----------------------------------------------------------------------------
Nearest
Birthday   50     51      52    53     54     55     56     57     58     59     60
--------------------------------------------------------------------------------------
45        $3.63  $3.66  $3.68  $3.70  $3.72  $3.74  $3.77  $3.79  $3.82  $3.84  $3.86
46         3.66   3.68   3.70   3.73   3.75   3.77   3.80   3.82   3.85   3.87   3.90
47         3.69   3.71   3.73   3.75   3.78   3.80   3.83   3.85   3.88   3.90   3.93
48         3.71   3.73   3.76   3.78   3.81   3.83   3.86   3.88   3.91   3.94   3.96
49         3.74   3.76   3.79   3.81   3.84   3.86   3.89   3.92   3.94   3.97   4.00

50         3.77   3.79   3.82   3.84   3.87   3.89   3.92   3.95   3.98   4.00   4.03
51         3.79   3.82   3.85   3.87   3.90   3.93   3.96   3.98   4.01   4.04   4.07
52         3.82   3.85   3.88   3.90   3.93   3.96   3.99   4.02   4.05   4.08   4.11
53         3.85   3.88   3.91   3.94   3.97   3.99   4.02   4.05   4.08   4.12   4.15
54         3.88   3.91   3.94   3.97   4.00   4.03   4.06   4.09   4.12   4.16   4.19

55         3.91   3.94   3.97   4.00   4.03   4.07   4.10   4.13   4.16   4.20   4.23
56         3.94   3.97   4.01   4.04   4.07   4.10   4.13   4.17   4.20   4.24   4.27
57         3.97   4.01   4.04   4.07   4.11   4.14   4.17   4.21   4.24   4.28   4.32
58         4.01   4.04   4.07   4.11   4.14   4.18   4.21   4.25   4.29   4.32   4.36
59         4.04   4.07   4.11   4.14   4.18   4.22   4.25   4.29   4.33   4.37   4.41

60         4.07   4.11   4.14   4.18   4.22   4.26   4.29   4.33   4.37   4.41   4.45
61         4.11   4.14   4.18   4.22   4.26   4.30   4.34   4.38   4.42   4.46   4.50
62         4.14   4.18   4.22   4.26   4.30   4.34   4.38   4.42   4.46   4.51   4.55
63         4.18   4.21   4.25   4.29   4.34   4.38   4.42   4.47   4.51   4.56   4.60
64         4.21   4.25   4.29   4.33   4.38   4.42   4.47   4.51   4.56   4.60   4.65

65         4.25   4.29   4.33   4.37   4.42   4.46   4.51   4.56   4.61   4.65   4.70
66         4.28   4.33   4.37   4.41   4.46   4.51   4.55   4.60   4.65   4.71   4.76
67         4.32   4.36   4.41   4.45   4.50   4.55   4.60   4.65   4.70   4.76   4.81
68         4.36   4.40   4.45   4.50   4.54   4.59   4.65   4.70   4.75   4.81   4.87
69         4.39   4.44   4.49   4.54   4.59   4.64   4.69   4.75   4.80   4.86   4.92

70         4.43   4.48   4.53   4.58   4.63   4.68   4.74   4.80   4.85   4.91   4.97
-------------------------------------------------------------------------------------

           *Second Payee - Ages 61 to 70 appears on the next page.

The rate for any combination of ages not stated in the table will be furnished on request.

--------------------------------------------------------------------------------
                   MONTHLY INCOME FOR EACH $1,000 OF PROCEEDS - OPTION 6
--------------------------------------------------------------------------------
 FIRST                     SECOND PAYEE - Age Nearest Birthday
 PAYEE      --------------------------------------------------------------------
  Age
Nearest
Birthday     61     62     63     64     65     66     67     68     69     70
--------------------------------------------------------------------------------
   45       $3.89  $3.91  $3.94  $3.97  $3.99  $4.02  $4.04  $4.07  $4.09  $4.12
   46        3.92   3.95   3.97   4.00   4.03   4.05   4.08   4.10   4.13   4.16
   47        3.95   3.98   4.01   4.03   4.06   4.09   4.12   4.14   4.17   4.19
   48        3.99   4.02   4.04   4.07   4.10   4.13   4.15   4.18   4.21   4.24
   49        4.02   4.05   4.08   4.11   4.14   4.17   4.19   4.22   4.25   4.28

   50        4.06   4.09   4.12   4.15   4.18   4.21   4.24   4.27   4.29   4.32
   51        4.10   4.13   4.16   4.19   4.22   4.25   4.28   4.31   4.34   4.37
   52        4.14   4.17   4.20   4.23   4.26   4.29   4.32   4.36   4.39   4.42
   53        4.18   4.21   4.24   4.27   4.31   4.34   4.37   4.40   4.43   4.47
   54        4.22   4.25   4.29   4.32   4.35   4.39   4.42   4.45   4.48   4.52

   55        4.26   4.30   4.33   4.37   4.40   4.44   4.47   4.50   4.54   4.57
   56        4.31   4.34   4.38   4.41   4.45   4.49   4.52   4.56   4.59   4.63
   57        4.35   4.39   4.43   4.46   4.50   4.54   4.57   4.61   4.65   4.68
   58        4.40   4.44   4.48   4.51   4.55   4.59   4.63   4.67   4.71   4.74
   59        4.45   4.49   4.53   4.57   4.61   4.65   4.69   4.73   4.77   4.80

   60        4.49   4.54   4.58   4.62   4.66   4.70   4.75   4.79   4.83   4.87
   61        4.54   4.59   4.63   4.68   4.72   4.76   4.81   4.85   4.89   4.94
   62        4.60   4.64   4.69   4.73   4.78   4.82   4.87   4.91   4.96   5.00
   63        4.65   4.70   4.74   4.79   4.84   4.89   4.93   4.98   5.03   5.07
   64        4.70   4.75   4.80   4.85   4.90   4.95   5.00   5.05   5.10   5.15

   65        4.76   4.81   4.86   4.91   4.96   5.02   5.07   5.12   5.17   5.22
   66        4.81   4.86   4.92   4.97   5.03   5.08   5.14   5.19   5.25   5.30
   67        4.87   4.92   4.98   5.04   5.09   5.15   5.21   5.27   5.32   5.38
   68        4.92   4.98   5.04   5.10   5.16   5.22   5.28   5.34   5.40   5.46
   69        4.98   5.04   5.10   5.16   5.23   5.29   5.35   5.42   5.48   5.54

   70        5.04   5.10   5.17   5.23   5.30   5.36   5.43   5.50   5.56   5.63
--------------------------------------------------------------------------------

         The rate for any combination of ages not stated in the table will be furnished on request.

                    GROUP FLEXIBLE PREMIUM ADJUSTABLE LIFE
                        INSURANCE TO AGE 95 CERTIFICATE
        DEATH PROCEEDS PAYABLE UPON DEATH OF THE INSURED BEFORE AGE 95
                       FUND VALUE, IF ANY, LESS ANY DEBT
                PAYABLE AT THE INSURED'S AGE 95 IF THEN LIVING